UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2008

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6 Manor Parkway, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

ITEM 5.02.   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS: ELECTION OF DIRECTORS: APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 19, 2008, the Compensation Committee of the Board of Directors of the Company approved an amended Employment Agreement for Roger L. Fix, President and Chief Executive Officer.  Mr. Fix’s existing agreement, dated April 1, 2003, was amended primarily to conform its provisions to the requirements of Section 409A of the Internal Revenue Code.

The Agreement was also amended to clarify that it would continue in effect until either party terminated it, which can be done upon giving thirty (30) days’ notice to the other party.

To insure compliance with Section 409A, the agreement was amended to provide that the portion of severance paid to Mr. Fix upon an involuntary termination of his employment without “cause,” as defined in the agreement, or following his becoming disabled, that exceeds twice the maximum amount recognized under Section 401(a)(17) of the Internal Revenue Code would be paid in a lump sum within five (5) days after termination.

The agreement also clarifies and better defines for Section 409A purposes the situations in which Mr. Fix can resign his employment under Section 15.A.(ii) of the agreement following a change in control and receive the compensation and benefits provided if he were to be involuntarily terminated following a change in control.  In addition, the agreement has been amended so that medical and life insurance benefits continued upon termination following a change in control and any reimbursement of tax gross-up payments are made in compliance with the requirements of Section 409A.  None of the amendments made to comply with Section 409A increase the benefits payable to Mr. Fix or liberalize the circumstances in which he can receive them.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

Exhibit No.

Description

10

Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/s/ Thomas D. DeByle
Thomas D. DeByle Chief Financial Officer

Date: December 23, 2008

Signing on behalf of the registrant and as principal financial officer